UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 14, 2007

AMRECORP REALTY FUND II
(Exact Name of Registrant as Specified in Its Charter)

Texas	2-90654	75-1956009
(State or other jurisdiction of organization)	(Commission File Number)	(IRS Employer Identification No.)

200 North Dallas Pkwy, Suite 100, Plano, Texas	75093-5994
(Address of principal executive offices)	(Zip Code)

(972) 836-8000
(Registrant's Telephone Number, Including Area Code)

NONE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁬      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁬      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁬      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁬      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On June 14, 2007, the Registrant, through its subsidiary, Chimney Square, L.P., entered into a purchase and sale agreement with Donald Bumpus, Trustee of the Bumpus Family Trust dated October 30, 1989, to sell the Registrant’s Chimney Square apartments property located in Abilene, Texas.  This property is the last remaining real estate property owned by the Registrant.  The sale price of the property is $6,250,000.  The Registrant is not making any representations and warranties relating to the property.

The purchaser has made a $200,000 earnest money payment.  The purchaser has a period of 21 days to inspect the property to determine if the purchaser wishes to proceed to purchase the property.  If the purchaser has not terminated the purchase and sale contract by the end of the inspection period, the earnest money becomes non-refundable to the purchaser.  The earnest money has become non-refundable to the purchaser.

In the event of damage to the property prior to closing by fire or other casualty in an amount of $100,000 or less, then the purchaser will be obligated to close the purchase and sale and receive an assignment of insurance proceeds and a credit against the purchase price of the insurance deductible amount.  In the event of casualty damage of more than $100,000 or a condemnation of a material portion of the property, then the purchaser or the Registrant each has the option to terminate the agreement, and if neither terminates the agreement, then the purchase and sale of the property will close with the purchaser receiving an assignment of the insurance proceeds (and credit against the purchase price of the insurance deductible amount) or the condemnation award.

The agreement contains customary representations and covenants of the parties and proration at the closing of rents, taxes, utilities and operating expenses.  The closing is scheduled on or before August 18, 2007.  If the purchaser breaches the agreement or fails to close the purchase and sale, the Registrant’s exclusive remedy will be termination of the agreement and receipt of the purchaser’s earnest money.  The Registrant will pay a brokerage commission fee of $186,600 at closing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description

10.1	Purchase and Sale Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2007
AMRECORP REALTY FUND II

By:	/s/ Robert J. Werra
Robert J. Werra
General Partner

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